                                                                    EXHIBIT 23.3

                              ACCOUNTANTS' CONSENT
                                    KPMG LLP

The Board of Directors
Global Equity Corporation



We consent to the incorporation by reference in the Registration statement on Form S-3 of PICO Holdings, Inc. of our report dated March 17, 1998 relating to the consolidated statement of financial position of Global Equity Corporation as at December 31, 1997, and the related consolidated statements of operations, deficit and changes in financial position for the year then ended, which report appears in the Annual Report on Form 10-K of PICO Holdings, Inc. dated March 31, 1998 and to the reference to us under the heading "Experts" in the prospectus, which is part of this registration statement.



"KPMG LLP"

Chartered Accountants



Toronto, Canada
August 17, 1999